Exhibit 99.1

               Ultralife Batteries Awarded $1.3 Million
                Military Battery and Charger Contracts

    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 1, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded contracts valued at approximately $1.3 million for UBI-2590 lithium ion rechargeable batteries and MRC-119 battery chargers from an undisclosed foreign military. The batteries and chargers will be used to power tactical military radio transceivers. Deliveries are expected to begin in August and be completed during the 3rd quarter.
    "This order, combined with other recent international wins, demonstrates the success of our strategy to diversify our military business through continued expansion into military markets worldwide. In this case, we are entering a new market having won a competitive bid with superior products," said John D. Kavazanjian, Ultralife's president and chief executive officer. "Of equal importance, the bid, a collaborative effort with McDowell Research, illustrates the potential for expanding our growth opportunities by combining complementary product offerings now that McDowell is a part of Ultralife."
    Ultralife's advanced UBI-2590 lithium ion rechargeable battery has two independent 15-volt sections, each with protection electronics and state-of-charge displays, enabling users to operate the battery in either 15-volt or 30-volt modes. Designed to power the most demanding military devices, UBI-2590 usage has been spread over many additional markets including law enforcement, homeland security, scientific research, medical, surveillance and mining. Applications include military radios and communication devices, robotics, power grid surveillance sensors, remote data collection devices, video detection systems and remote scientific monitoring devices.
    The MRC-119 battery charger, manufactured by Ultralife's operating unit, McDowell Research, is a self-contained charger, which provides a reliable, consistent recharge of two batteries simultaneously. The charger auto senses the battery type to assure the proper charging profile is used. The MRC-119 comes complete with the MRC-139 AC/DC power supply, allowing the system to be both powered in the field from vehicles and generators and in base locations. A wide range of AC and DC input voltages allows for operation from nearly any power source likely to be encountered worldwide.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: A photo of the UBI-2590 battery, and other
Ultralife military batteries, is available at:
http://www.ultralifebatteries.com/milphoto.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com